Exhibit 99.1

The Great Atlantic & Pacific Tea Company, Inc. Elects Greg Rayburn to the Company's Board of Directors

MONTVALE, N.J. - February 4, 2011 - Today, The Great Atlantic & Pacific Tea Company, Inc. (A&P, OTC: GAPTQ) announced the election of Greg Rayburn to the Company's Board of Directors. He will replace Dr. Jens-Jürgen Böckel, who has resigned from the Board.

Mr. Rayburn has more than 28 years of experience leading companies and maximizing enterprise value through strategic and competitive challenges in a wide range of industries, including retail, freight, manufacturing, telecommunications, gaming, hospitality, home building and health care.

A&P Chairman of the Board Christian Haub said, "We are pleased to welcome Greg to A&P’s Board.  His experience in leading companies through critical transitions will be invaluable to the Board.  I am looking forward to working with Greg as we continue to execute on A&P’s comprehensive turnaround under Sam Martin’s leadership.”

Mr. Haub continued, “I also want to thank Jens for his contributions to the Board over nearly seven years.  We wish him well in his future endeavors.”

Most recently, Mr. Rayburn served as the CEO of the New York City Off Track Betting Corporation, where, at the request of the Governor of New York, he developed a reorganization plan and led negotiations with State race tracks and unions.  He has also served as CEO of Magna Entertainment Corporation, Syntax-Brillian Corporation, International Outsourcing Services, Muzak Holdings LLC and Sunterra Corporation.   Earlier in his career, he was Chief Restructuring Officer of WorldCom – then the largest U.S. bankruptcy filing to-date.

Mr. Rayburn holds an M.A. in accounting and a B.S. in business and marketing from the University of Alabama. He is a member of the American Institute of Certified Public Accountants and serves as an expert witness in federal and state courts on issues including business viability, valuation, strategic plan assessment, fraud, damages and bankruptcy reorganizations.

About A&P
Founded in 1859, A&P is one of the nation's first supermarket chains. The Company operates 395 stores in eight states and the District of Columbia under the following names: A&P, Waldbaum's, Pathmark, Best Cellars, The Food Emporium, Super Fresh and Food Basics.

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(201) 571-4320

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